Incorporated under the laws of the State of Delaware
                                 COMMON

                              GOENERGY, INC.

                 Total authorized issue 100,000,000 shares

     80,000,000 Common Shares                   20,000,000 Common Shares
With a Par Value of $0.0001 Per Share     With a Par Value of $0.0001 Per Share
          Common Stock                               Preferred Stock


The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.


THIS CERTIFIES THAT

is the owner of        fully paid  and  non-assessable  Shares  of the  Capital
Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.